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                                                                     Exhibit 8.1





                                                                    May 23, 2001

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of your offer to exchange shares of your common stock and cash for shares of common stock of Newport News Shipbuilding Inc., a Delaware corporation. We hereby confirm our opinion as set forth under the heading "The Offer--Material United States Federal Income Tax Consequences" in the Prospectus dated May 23, 2001.

     We hereby consent to the reference to us under the heading "The Offer-- Material United States Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,



                              /s/ Fried, Frank, Harris, Shriver & Jacobson
                              ____________________________________________
                                  Fried, Frank, Harris, Shriver & Jacobson